Exhibit 99.1

FOR IMMEDIATE RELEASE – MAY 10, 2005

CONTACT:	Louis J. Beierle, First Vice President, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	ljbeierle@hcsbnj.com

HUDSON CITY BANCORP, INC. INCREASES MAXIMUM PURCHASE LIMITATION
AND COMMENCES SYNDICATED OFFERING

Paramus, New Jersey, May 10, 2005 - Hudson City Bancorp, Inc. (the “Company”) (NASDAQ: HCBK), the mid-tier holding company that owns Hudson City Savings Bank, announced today that it filed a prospectus supplement with the Securities and Exchange Commission (the “SEC”) increasing the maximum purchase limitation in its subscription offering from 200,000 shares to 1,000,000 shares for purchasers and to 3,000,000 shares for purchasers acting together with others, in all categories of the offering combined, including the syndicated offering. Consistent with the prospectus dated April 4, 2005, only those persons who subscribed for 200,000 shares and indicated on their stock order form a desire to purchase additional shares if the maximum purchase limitations were increased will be resolicited. All other eligible subscribers who properly completed and timely submitted a stock order form will be allocated the number of shares of common stock requested in their stock order form.

The Company also announced today that, as contemplated in the prospectus, it has commenced a syndicated offering to sell shares not subscribed for in the subscription offering to the general public. Lehman Brothers is acting as global coordinator and sole book-running manager and Ryan Beck & Co., Inc. is acting as joint lead manager for the syndicated offering, which is being conducted on a best efforts basis. None of Lehman Brothers, Ryan Beck or any other member of the syndicate group is required to purchase any shares in the offering.

The Company maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest savings bank based in New Jersey. Hudson City Savings currently operates 85 full-service branches throughout New Jersey and in Suffolk County, NY, and has 1,000 full-time employees. The Federal Deposit Insurance Corporation insures Hudson City Savings’ deposits.

You may obtain the prospectus and the prospectus supplement free of charge from the SEC through their website, www.sec.gov. In addition, documents that we file with the SEC are made available free of charge through our website, www.hcbk.com, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC.

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that adversely affect Hudson City Bancorp’s interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Hudson City Bancorp’s operations.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus when accompanied by a stock order form. The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.